Exhibit (a)(1)(iii)

NII HOLDINGS, INC.

OFFER OF PREMIUM UPON CONVERSION OF ANY AND ALL
OF ITS OUTSTANDING 3 ½% CONVERTIBLE NOTES DUE 2033
(CUSIP Nos. 62913F AA 0 and 62913F AD 4)

THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 12, 2006, UNLESS EXTENDED OR EARLIER TERMINATED BY US (SUCH DATE AND TIME, AS EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DATE”). YOU MAY WITHDRAW NOTES TENDERED IN THE OFFER AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Registered Holders and Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are enclosing the materials listed below relating to the offer by NII Holdings, Inc., a Delaware corporation (the “Company”), to pay a cash premium of $50.00, plus accrued and unpaid interest up to, but not including, the conversion date, for each $1,000 principal amount of its 3 1/2% Convertible Notes due 2033 (the “Notes”) that is tendered for conversion into the Company’s common stock, par value $0.001 per share, upon the terms and subject to the conditions set forth in the Offering Circular, dated November 13, 2006 (the “Offering Circular”), and the related Letter of Transmittal (the “Letter of Transmittal”) (which, together with the Offering Circular, constitutes the “Offer”).

Enclosed herewith are copies of the following documents:

1. Offering Circular;

2. Letter of Transmittal;

3. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

4.	Letter that may be sent to your clients for whose account you hold Notes in your name or in the name of your nominee, along with Instructions To Book Entry Transfer Participants for your clients to return to you.

We urge you to contact your clients promptly. Please note that the Offer will expire on the Expiration Date unless extended.

The Offer is not conditioned upon any minimum number of Notes being tendered.

The Company will not pay any fee or commission to any broker or dealer or to any other persons for the solicitation of tenders of Notes pursuant to the Offer.

Additional copies of the enclosed materials may be obtained from the Information Agent, MacKenzie Partners, Inc., at (212) 929-5500 (Call Collect) or (800) 322-2885 (Call Toll-Free).

Very truly yours,

NII HOLDINGS, INC.